Exhibit 99.1

NEWS RELEASE	DATE: April 27, 2016

NASDAQ REPORTS RECORD QUARTERLY NON-GAAP DILUTED EARNINGS PER SHARE; COMPANY DELIVERS NON-GAAP EPS GROWTH OF 14% YEAR-OVER-YEAR

•	Achieved record non-GAAP: operating and net income, as well as diluted EPS for the first quarter of 2016.

•	Non-GAAP diluted EPS of $0.91 for the first quarter of 2016, an increase of 14% compared to the first quarter of 2015. First quarter 2016 GAAP diluted EPS was $0.78.

•	Net revenues[1] were $534 million in the first quarter of 2016, up 5% year-over-year. On an organic basis, excluding the impact of foreign exchange and acquisitions, net revenues increased 4% year-over-year.

•	Non-GAAP operating margin was 48% in the first quarter of 2016, versus 46% in the prior year period.

•	In the first quarter of 2016, Nasdaq announced a 28% dividend increase and repurchased $29 million of common stock. Through dividends and buybacks, Nasdaq returned $70 million to shareholders in the period.

•	Nasdaq’s Board of Directors authorized an additional $370 million in share repurchases, bringing the total remaining value authorized to $500 million.

New York, N.Y.— Nasdaq, Inc. (Nasdaq: NDAQ) today reported record results for the first quarter of 2016. First quarter net revenues were $534 million, up 5% from $507 million in the prior year period, driven by a $29 million positive impact from operations, partially offset by a $2 million negative impact from changes in foreign exchange rates. On an organic basis, excluding the impact of changes in foreign exchange rates and acquisitions, total first quarter net revenues were up 4% from the prior year period.

“Our relentless focus on applied technology, innovation, and resiliency continues to strengthen our competitive position, deliver value to our clients, and produce record results for shareholders,” said Bob Greifeld, CEO, Nasdaq. “In addition, we expect our recently announced acquisitions, which are strategically aligned with our vision and business direction, to significantly enhance the effectiveness of our value proposition to serve our corporate and capital markets clients, while creating significant value for our shareholders.”

Mr. Greifeld continued, “We remained encouraged by the progress within key new growth initiatives, including our IR Insight platform, where we have migrated 1,200 users in the first three months since launch, in serving the private market through The NASDAQ Private Market, LLC, which served 122 companies in the first quarter of 2016, more than twice the number of the prior year period, and our U.S. commodities platform which saw open interest grow to over 800 thousand contracts last week. These initiatives are a key demonstration of Nasdaq investing in our future.”

On a non-GAAP basis, first quarter 2016 operating expenses were $280 million, up 3% as compared to the prior year quarter, due to higher organic spend and the acquisitions of Dorsey, Wright & Associates, LLC, or DWA (January 2015), Chi-X Canada ATS Limited (February 2016), and Marketwired (February 2016), partially offset by the favorable impact of changes in foreign exchange rates. On a GAAP basis, operating expenses were $315 million in the first quarter of 2016, compared to $480 million in the prior year quarter, which included restructuring charges of $150 million.2

[1]	Represents revenues less transaction-based expenses.
[2]	Please refer to our reconciliation of GAAP to non-GAAP net income, diluted earnings per share, operating income and operating expenses included in the attached schedules.

“The first quarter of 2016 was very strong in terms of cash flow generation, and we continued to apply our return on invested capital based discipline to direct capital deployment, while also furthering our strong capital return track record with our recent announcement of a 28% increase in the quarterly dividend,” said Ron Hassen, Interim CFO, Nasdaq.

Mr. Hassen continued, “The 14% increase in our non-GAAP earnings per share year-over-year, combined with our common stock’s dividend yield, serves as evidence of our total shareholder return potential.”

On a non-GAAP basis, net income attributable to Nasdaq for the first quarter of 2016 was $153 million, or $0.91 per diluted share, compared with $138 million or $0.80 in the first quarter of 2015, an increase of $15 million, or $0.11 per diluted share. On a GAAP basis, net income attributable to Nasdaq for the first quarter of 2016 was $132 million, or $0.78 per diluted share, compared with $9 million, or $0.05 per diluted share, in the prior year quarter.

Please refer to our reconciliation of GAAP to non-GAAP net income, diluted earnings per share, operating income and operating expenses included in the attached schedules.

The company repurchased 490,032 shares for $29 million in the first quarter of 2016 at an average price of $59.37. At March 31, 2016, there is $500 million remaining under the board authorized share repurchase program, which includes a $370 million increase in authorized value.

At March 31, 2016, the company had cash and cash equivalents of $331 million and total debt of $2,565 million, resulting in net debt of $2,234 million. This compares to net debt of $2,063 million at December 31, 2015.

BUSINESS HIGHLIGHTS

Market Services (38% of total net revenues) - Net revenues were $201 million in the first quarter of 2016, up $13 million when compared to $188 million in the first quarter of 2015. The $13 million year-over-year increase reflects a $12 million organic increase and $2 million increase from the Chi-X Canada acquisition, partially offset by a $1 million decrease due to the negative impact of changes in foreign exchange rates.

Equity Derivatives (9% of total net revenues) – Net equity derivative trading and clearing revenues were $48 million in the first quarter of 2016, up $2 million compared to the first quarter of 2015. The increase in equity derivatives revenues was primarily driven by higher U.S. industry trading volumes and higher U.S. average net capture, partially offset by lower U.S. market share.

Cash Equities (13% of total net revenues) – Net cash equity trading revenues were $70 million in the first quarter of 2016, up $11 million compared to the first quarter of 2015. The increase in cash equity revenues resulted primarily from higher industry trading volumes as well as higher average net capture, partially offset by lower market share and the negative impact of changes in foreign exchange rates. In addition, the increase reflects the inclusion of revenues associated with our acquisition of Chi-X Canada.

Fixed Income, Currency and Commodities (4% of total net revenues) – Net FICC trading and clearing revenues were $20 million in the first quarter of 2016, down $4 million from the first quarter of 2015, due to the negative impact of NFX trading incentives and a decline in U.S. fixed income revenues, partially offset by higher European fixed income and commodities revenues.

Access and Broker Services (12% of total net revenues) – Access and broker services revenues were $63 million in the first quarter of 2016, up $4 million compared to the first quarter of 2015, driven by an increase in customer demand for network connectivity.

Information Services (25% of total net revenues) – Revenues were $133 million in the first quarter of 2016, up $8 million from the first quarter of 2015. The $8 million year-over-year increase reflects a $5 million organic increase primarily from index data, proprietary data, and growth in DWA subsequent to the January 2015 close, and a $4 million increase from the acquisitions of DWA, which included one additional month in first quarter of 2016, and Chi-X Canada. In addition, the increase was partially offset by a $1 million decrease due to the negative impact of changes in foreign exchange rates.

Data Products (20% of total net revenues) – Data products revenues were $105 million in the first quarter of 2016, up $5 million compared to the first quarter of 2015, as increased revenues from index and proprietary data products as well as the inclusion of revenues associated with the DWA and Chi-X Canada acquisitions were partially offset by the negative impact of changes in foreign exchange rates.

Index Licensing and Services (5% of total net revenues) – Index licensing and services revenues were $28 million in the first quarter of 2016, up $3 million from the first quarter of 2015. The revenue growth was primarily driven by organic growth in DWA.

Technology Solutions (25% of total net revenues) – Revenues were $134 million in the first quarter of 2016, up $4 million from the first quarter of 2015. The $4 million year-over-year increase primarily reflects the inclusion of revenue from the acquisition of Marketwired and organic growth in surveillance products.

Corporate Solutions (14% of total net revenues) – Corporate solutions revenues were $77 million in the first quarter of 2016, up $2 million from the first quarter of 2015. The corporate solutions revenue increase reflects a contribution from the Marketwired acquisition and growth in Directors Desk, partially offset by the negative impact of changes in foreign exchange rates and lower multimedia related revenues. Directors Desk delivered record revenue.

Market Technology (11% of total net revenues) – Market technology revenues were $57 million in the first quarter of 2016, up $2 million from the first quarter of 2015. The increase was driven primarily by organic growth in surveillance products. New order intake was $22 million for the first quarter of 2016, and the total order value at March 31, 2016 was $783 million, up 8% from the prior year period and near the all-time record of $788 million at December 31, 2015.

Listing Services (12% of total net revenues) – Revenues were $66 million in the first quarter of 2016, up $2 million compared to the first quarter of 2015. The $2 million year-over-year increase reflects an increase in the number of U.S. and European listed companies.

UPDATING 2016 NON-GAAP EXPENSE GUIDANCE – The company has revised 2016 non-GAAP operating expense guidance to $1,180-$1,230 million from $1,110-$1,160M to reflect the impact of the acquisitions of Chi-X Canada and Marketwired, which closed during the first quarter of 2016, as well as the pending acquisition of Boardvantage, which is expected to close in the second quarter of 2016.

CORPORATE HIGHLIGHTS

•	Nasdaq Futures Market shows consistent growth. Nasdaq Futures, or NFX, a U.S.-based futures and options market for key energy benchmarks, has seen consistent growth and marketplace traction since launch in late July 2015. NFX has gained support from multiple sectors of the energy trading community, including 17 prominent global Futures Commission Merchants, with open interest rising to over 800,000 contracts last week. Over ten million contracts have traded since launch and NFX has registered greater than 20% daily market share in natural gas options on several occasions.

•	Nasdaq launches a new innovative Investor Relations platform known as Nasdaq IR Insight. Nasdaq officially launched its next generation Investor Relations platform known as Nasdaq IR Insight, a platform specifically designed for financial executives, especially Investor Relations officers. Nasdaq IR Insight was designed with extensive client collaboration to capture the Investor Relations work stream, improve data intelligence, and enhance decision making through a single product.

•	The Nasdaq Stock Market (Nasdaq) Led U.S. Exchanges for IPOs and ETPs listings in 1Q16. Nasdaq welcomed 47 new listings in the first quarter of 2016, including 10 IPOs. 100% of all U.S. IPOs listed with Nasdaq in the first quarter of 2016. Among U.S. ETPs, Nasdaq led U.S. listing exchanges with 42% of new ETP listings and switches in the first quarter of 2016.

•	First Trust AlphaDEX smart beta ETFs switch index provider and listing venue to Nasdaq. First Trust announced the switch of the index provider and listing venue for 12 smart beta AlphaDEX ETFs effective Friday, April 8, 2016, which contain approximately $6 billion in assets under management. Last year, Nasdaq partnered with First Trust to switch 17 First Trust global, regional and country AlphaDEX ETF benchmarks to track Nasdaq branded AlphaDEX indexes.

•	Nasdaq and Digital Reasoning establish exclusive alliance to deliver holistic next generation surveillance and compliance technology. Nasdaq and Digital Reasoning, a leader in cognitive computing, announced a strategic alliance to offer surveillance technology to global capital markets participants, including the buy-side, brokers, regulators, and exchanges. The combination of Digital Reasoning’s eComms compliance and Nasdaq’s SMARTS surveillance solutions will offer a unified interface to take a holistic approach to surveillance and compliance across structured and unstructured data.

•	Nasdaq completes acquisitions of Chi-X Canada and Marketwired. On February 1st, 2016, Nasdaq completed the acquisition of Chi-X Canada, a leading alternative market in Canada. The deal expands Nasdaq’s equities trading business beyond the Nordics and the U.S., and enhances the trading experience for customers by promoting greater uniformity in technology and functionality across these trading venues. On February 25th, 2016, Nasdaq announced the completion of its acquisition of Marketwired, a leading global provider of news distribution services and analytics for communications professionals. Nasdaq customers will benefit from an enhanced offering including Marketwired’s leading social media targeting tools and analytics.

•	Nasdaq announces agreements to acquire International Securities Exchange and Boardvantage. In March 2016, Nasdaq announced it will acquire International Securities Exchange, or ISE, an operator of three electronic U.S. options exchanges, from Deutsche Börse Group. Nasdaq will build on its robust offerings by providing greater breadth and depth of products and services to participants, and the acquisition is expected to allow Nasdaq to offer efficiencies for clients. In March 2016, Nasdaq announced that it will acquire Boardvantage, Inc., a leading board portal solution provider which also specializes in leadership collaboration and meeting productivity.

ABOUT NASDAQ

Nasdaq (Nasdaq: NDAQ) is a leading provider of trading, clearing, exchange technology, listing, information and public company services across six continents. Through its diverse portfolio of solutions, Nasdaq enables customers to plan, optimize and execute their business vision with confidence, using proven technologies that provide transparency and insight for navigating today’s global capital markets. As the creator of the world’s first electronic stock market, its technology powers more than 70 marketplaces in 50 countries, and 1 in 10 of the world’s securities transactions. Nasdaq is home to nearly 3,700 listed companies with a market value of $9.3 trillion and over 17,000 corporate clients. To learn more, visit: nasdaq.com/ambition or business.nasdaq.com.

NON-GAAP INFORMATION

In addition to disclosing results determined in accordance with GAAP, Nasdaq also discloses certain non-GAAP results of operations, including, but not limited to, net income attributable to Nasdaq, diluted earnings per share, operating income, and operating expenses, that include certain adjustments or exclude certain charges and gains that are described in the reconciliation table of GAAP to non-GAAP information provided at the end of this release. Management believes that this non-GAAP information provides investors with additional information to assess Nasdaq’s operating performance and assists investors in comparing our operating performance to prior periods. Management uses this non-GAAP information, along with GAAP information, in evaluating its historical operating performance.

The non-GAAP information is not prepared in accordance with GAAP and may not be comparable to non-GAAP information used by other companies. The non-GAAP information should not be viewed as a substitute for, or superior to, other data prepared in accordance with GAAP.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

Information set forth in this communication contains forward-looking statements that involve a number of risks and uncertainties. Nasdaq cautions readers that any forward-looking information is not a guarantee of future performance and that actual results could differ materially from those contained in the forward-looking information. Such forward-looking statements include, but are not limited to (i) projections relating to our future financial results, growth, trading volumes, products and services, order backlog, taxes and achievement of synergy targets, (ii) statements about the closing or implementation dates and benefits of certain acquisitions and other strategic, restructuring, technology, de-leveraging and capital return initiatives, (iii) statements about our integrations of our recent acquisitions, (iv) statements relating to any litigation or regulatory or government investigation or action to which we are or could become a party, and (v) other statements that are not historical facts. Forward-looking statements involve a number of risks, uncertainties or other factors beyond Nasdaq’s control. These factors include, but are not limited to, Nasdaq’s ability to implement its strategic initiatives, economic, political and market conditions and fluctuations, government and industry regulation, interest rate risk, U.S. and global competition, and other factors detailed in Nasdaq’s filings with the U.S. Securities and Exchange Commission, including its annual reports on Form 10-K and quarterly reports on Form 10-Q which are available on Nasdaq’s investor relations website at http://ir.nasdaq.com and the SEC’s website at www.sec.gov. Nasdaq undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future events or otherwise.

MEDIA RELATIONS CONTACT:	INVESTOR RELATIONS CONTACT:

+ Joseph Christinat	+ Ed Ditmire, CFA

+ +1.646.441.5121	+ +1.212.401.8737

+ joseph.christinat@nasdaq.com	+ ed.ditmire@nasdaq.com

Nasdaq, Inc.

Condensed Consolidated Statements of Income

(in millions, except per share amounts)

(unaudited)

	Three Months Ended
	March 31,	December 31,	March 31,
	2016	2015	2015
Revenues:
Market Services	$572	$524	$539
Transaction-based expenses:
Transaction rebates	(283)	(249)	(261)
Brokerage, clearance and exchange fees	(88)	(80)	(90)

Total Market Services revenues less transaction-based expenses	201	195	188
Listing Services	66	68	64
Information Services	133	127	125
Technology Solutions	134	146	130

Revenues less transaction-based expenses	534	536	507

Operating Expenses:
Compensation and benefits	152	149	147
Marketing and advertising	6	9	7
Depreciation and amortization	38	35	34
Professional and contract services	35	39	33
Computer operations and data communications	25	26	35
Occupancy	20	22	21
Regulatory	7	6	7
Merger and strategic initiatives	9	4	—
General, administrative and other	14	(12)	46
Restructuring charges	9	12	150

Total operating expenses	315	290	480

Operating income	219	246	27
Interest income	1	1	1
Interest expense	(28)	(28)	(28)
Other investment income	1	—	—
Net income from unconsolidated investees	2	—	14

Income before income taxes	195	219	14
Income tax provision	63	71	5

Net income attributable to Nasdaq	$132	$148	$9

Per share information:
Basic earnings per share	$0.80	$0.90	$0.05

Diluted earnings per share	$0.78	$0.88	$0.05

Cash dividends declared per common share	$0.57	$0.25	$0.15

Weighted-average common shares outstanding for earnings per share:
Basic	164.3	164.6	169.0
Diluted	168.4	168.9	172.7

Nasdaq, Inc.

Revenue Detail

(in millions)

(unaudited)

	Three Months Ended
	March 31, 2016	December 31, 2015	March 31, 2015
MARKET SERVICES REVENUES
Equity Derivative Trading and Clearing Revenues	$101	$109	$116
Transaction-based expenses:
Transaction rebates	(48)	(56)	(64)
Brokerage, clearance and exchange fees	(5)	(5)	(6)

Total net equity derivative trading and clearing revenues	48	48	46
Cash Equity Trading Revenues	382	331	339
Transaction-based expenses:
Transaction rebates	(230)	(191)	(197)
Brokerage, clearance and exchange fees	(82)	(74)	(83)

Total net cash equity trading revenues	70	66	59
Fixed Income, Currency and Commodities Trading and Clearing Revenues	26	23	25
Transaction-based expenses:
Transaction rebates	(5)	(2)	—
Brokerage, clearance and exchange fees	(1)	(1)	(1)

Total net fixed income, currency and commodities trading and clearing revenues	20	20	24

Access and Broker Services Revenues	63	61	59

Total Net Market Services revenues	201	195	188

LISTING SERVICES REVENUES	66	68	64

INFORMATION SERVICES REVENUES
Data Products revenues	105	98	100
Index Licensing and Services revenues	28	29	25

Total Information Services revenues	133	127	125

TECHNOLOGY SOLUTIONS REVENUES
Corporate Solutions revenues	77	75	75
Market Technology revenues	57	71	55

Total Technology Solutions revenues	134	146	130

Revenues less transaction-based expenses	$534	$536	$507

Nasdaq, Inc.

Condensed Consolidated Balance Sheets

(in millions)

	March 31, 2016	December 31, 2015
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$331	$301
Restricted cash	21	56
Financial investments, at fair value	259	201
Receivables, net	333	316
Default funds and margin deposits	3,614	2,228
Other current assets	164	158

Total current assets	4,722	3,260
Property and equipment, net	326	323
Deferred tax assets	604	643
Goodwill	5,663	5,395
Intangible assets, net	2,085	1,959
Other non-current assets	317	281

Total assets	$13,717	$11,861

Liabilities
Current liabilities:
Accounts payable and accrued expenses	$175	$158
Section 31 fees payable to SEC	80	98
Accrued personnel costs	87	171
Deferred revenue	304	127
Other current liabilities	169	138
Default funds and margin deposits	3,614	2,228

Total current liabilities	4,429	2,920
Debt obligations	2,565	2,364
Deferred tax liabilities	678	626
Non-current deferred revenue	188	200
Other non-current liabilities	160	142

Total liabilities	8,020	6,252

Commitments and contingencies
Equity
Nasdaq stockholders’ equity:
Common stock	2	2
Additional paid-in capital	3,001	3,011
Common stock in treasury, at cost	(145)	(111)
Accumulated other comprehensive loss	(770)	(864)
Retained earnings	3,609	3,571

Total equity	5,697	5,609

Total liabilities and equity	$13,717	$11,861

Nasdaq, Inc.

Reconciliation of GAAP Net Income, Diluted Earnings Per Share, Operating Income and

Operating Expenses to Non-GAAP Net Income, Diluted Earnings Per Share, Operating Income, and Operating Expenses

(in millions, except per share amounts)

(unaudited)

	Three Months Ended
	March 31, 2016	December 31, 2015	March 31, 2015

GAAP net income attributable to Nasdaq	$132	$148	$9
Non-GAAP adjustments:
Amortization expense of acquired intangible assets (1)	17	15	15
Restructuring charges (2)	9	12	150
Merger and strategic initiatives (3)	9	4	—
Loss reserve and insurance recovery (4)	—	(26)	31
Income from OCC equity investment (5)	—	—	(13)
Reversal of value added tax refund (6)	—	—	12

Total non-GAAP adjustments	35	5	195
Non-GAAP adjustment to the income tax provision	(14)	(3)	(66)

Total non-GAAP adjustments, net of tax	21	2	129
Non-GAAP net income attributable to Nasdaq	$153	$150	$138

GAAP diluted earnings per share	$0.78	$0.88	$0.05
Total adjustments from non-GAAP net income above	0.13	0.01	0.75

Non-GAAP diluted earnings per share	$0.91	$0.89	$0.80

(1)	Amortization expense of acquired intangible assets results primarily from business combinations. These non-cash expenses are fixed and amortized over the estimated useful life of the intangible asset acquired. These expenses generally cannot be changed or influenced by management after the acquisition. Management does not consider these expenses for the purpose of evaluating the performance of the business, its managers or when making decisions to allocate resources. Therefore, such expenses are shown as a non-GAAP adjustment.
(2)	During the first quarter of 2015 as part of our 2015 restructuring plan, we performed a comprehensive review of our processes, businesses and systems in a company-wide effort to improve performance, cut costs, and reduce spending. In the first quarter of 2015, we also decided to change our company name from The NASDAQ OMX Group, Inc., to Nasdaq, Inc., which became effective in the third quarter of 2015. We currently estimate that we will recognize net pre-tax restructuring charges of $196 million, consisting of the rebranding of our trade name, severance, asset impairments, facility-related and other costs. We recognized restructuring charges of $9 million for the three months ended March 31, 2016, $12 million for the three months ended December 31, 2015 and $150 million for the three months ended March 31, 2015. Since the beginning of the program, we have recognized a total of $181 million, with the remaining amount to be recognized through the program completion date of June 2016. Restructuring charges are recorded on restructuring plans that have been committed to by management and are, in part, based upon management’s best estimates of future events. Changes to the estimates may require future adjustments to the restructuring liabilities.
(3)	For the three months ended March 31, 2016 merger and strategic initiatives expense primarily related to our acquisitions of Marketwired and Chi-X Canada as well as costs incurred related to our previously announced pending acquisitions of International Securities Exchange (ISE) and Boardvantage. For the three months ended December 31, 2015, merger and strategic initiatives expense primarily related to certain strategic initiatives and our acquisition of Dorsey, Wright & Associates, LLC.
(4)	In March 2015, we established a loss reserve of $31 million for litigation arising from the Facebook IPO in May 2012, which was recorded in general, administrative and other expense. The reserve was intended to cover the estimated amount of a settlement of class-action litigation initiated on behalf of investors in Facebook common stock on the date of its IPO. The reserve also covered the cost of re-opening Nasdaq’s voluntary accommodation program to allow any Nasdaq member that did not file for compensation in 2013 to submit a claim during the second quarter of 2015, subject to the conditions and limitations that were applicable to claims filed in 2013. The re-opened accommodation program is now closed. During the second half of 2015, we recorded an insurance recovery which offset the loss reserve that was recorded in March 2015. The insurance recovery recognized during the three months ended December 31, 2015 was $26 million.
(5)	We record our investment in The Options Clearing Corporation, or OCC, as an equity method investment. Under the equity method of accounting, we recognize our share of earnings or losses of an equity method investee based on our ownership percentage. As a result of a new capital plan implemented by OCC, we were not able to determine what our share of OCC’s income was for the year ended December 31, 2014 until the first quarter of 2015, when OCC financial statements were made available to us. Therefore, we recorded other income of $13 million in the first quarter of 2015 relating to our share of OCC’s income for the year ended December 31, 2014.
(6)	We previously recorded receivables for expected value added tax, or VAT, refunds based on an approach that had been accepted by the tax authorities in prior years. The tax authorities have since challenged our approach, and the revised position of the tax authorities was upheld in court during the first quarter of 2015. As a result, in the first quarter of 2015, we recorded a charge of $12 million for previously recorded receivables based on the court decision.

Nasdaq, Inc.

Reconciliation of GAAP Net Income, Diluted Earnings Per Share, Operating Income and

Operating Expenses to Non-GAAP Net Income, Diluted Earnings Per Share, Operating Income, and Operating Expenses

(in millions)

(unaudited)

	Three Months Ended
	March 31, 2016	December 31, 2015	March 31, 2015

GAAP operating income	$219	$246	$27
Non-GAAP adjustments:

Amortization expense of acquired intangible assets (1)	17	15	15
Restructuring charges (2)	9	12	150
Merger and strategic initiatives (3)	9	4	—
Loss reserve and insurance recovery (4)	—	(26)	31
Reversal of value added tax refund (5)	—	—	12

Total non-GAAP adjustments	35	5	208

Non-GAAP operating income	$254	$251	$235

Revenues less transaction-based expenses	$534	$536	$507

Non-GAAP operating margin (6)	48%	47%	46%

(1)	Amortization expense of acquired intangible assets results primarily from business combinations. These non-cash expenses are fixed and amortized over the estimated useful life of the intangible asset acquired. These expenses generally cannot be changed or influenced by management after the acquisition. Management does not consider these expenses for the purpose of evaluating the performance of the business, its managers or when making decisions to allocate resources. Therefore, such expenses are shown as a non-GAAP adjustment.
(2)	During the first quarter of 2015 as part of our 2015 restructuring plan, we performed a comprehensive review of our processes, businesses and systems in a company-wide effort to improve performance, cut costs, and reduce spending. In the first quarter of 2015, we also decided to change our company name from The NASDAQ OMX Group, Inc., to Nasdaq, Inc., which became effective in the third quarter of 2015. We currently estimate that we will recognize net pre-tax restructuring charges of $196 million, consisting of the rebranding of our trade name, severance, asset impairments, facility-related and other costs. We recognized restructuring charges of $9 million for the three months ended March 31, 2016, $12 million for the three months ended December 31, 2015 and $150 million for the three months ended March 31, 2015. Since the beginning of the program, we have recognized a total of $181 million, with the remaining amount to be recognized through the program completion date of June 2016. Restructuring charges are recorded on restructuring plans that have been committed to by management and are, in part, based upon management’s best estimates of future events. Changes to the estimates may require future adjustments to the restructuring liabilities.
(3)	For the three months ended March 31, 2016 merger and strategic initiatives expense primarily related to our acquisitions of Marketwired and Chi-X Canada as well as costs incurred related to our previously announced pending acquisitions of International Securities Exchange (ISE) and Boardvantage. For the three months ended December 31, 2015, merger and strategic initiatives expense primarily related to certain strategic initiatives and our acquisition of Dorsey, Wright & Associates, LLC.
(4)	In March 2015, we established a loss reserve of $31 million for litigation arising from the Facebook IPO in May 2012, which was recorded in general, administrative and other expense. The reserve was intended to cover the estimated amount of a settlement of class-action litigation initiated on behalf of investors in Facebook common stock on the date of its IPO. The reserve also covered the cost of re-opening Nasdaq’s voluntary accommodation program to allow any Nasdaq member that did not file for compensation in 2013 to submit a claim during the second quarter of 2015, subject to the conditions and limitations that were applicable to claims filed in 2013. The re-opened accommodation program is now closed. During the second half of 2015, we recorded an insurance recovery which offset the loss reserve that was recorded in March 2015. The insurance recovery recognized during the three months ended December 31, 2015 was $26 million.
(5)	We previously recorded receivables for expected VAT refunds based on an approach that had been accepted by the tax authorities in prior years. The tax authorities have since challenged our approach, and the revised position of the tax authorities was upheld in court during the first quarter of 2015. As a result, in the first quarter of 2015, we recorded a charge of $12 million for previously recorded receivables based on the court decision.
(6)	Non-GAAP operating margin equals non-GAAP operating income divided by total revenues less transaction-based expenses.

Nasdaq, Inc.

Reconciliation of GAAP Net Income, Diluted Earnings Per Share, Operating Income and

Operating Expenses to Non-GAAP Net Income, Diluted Earnings Per Share, Operating Income, and Operating Expenses

(in millions)

(unaudited)

	Three Months Ended
	March 31, 2016	December 31, 2015	March 31, 2015

GAAP operating expenses	$315	$290	$480
Non-GAAP adjustments:

Amortization expense of acquired intangible assets (1)	(17)	(15)	(15)
Restructuring charges (2)	(9)	(12)	(150)
Merger and strategic initiatives (3)	(9)	(4)	—
Loss reserve and insurance recovery (4)	—	26	(31)
Reversal of value added tax refund (5)	—	—	(12)

Total non-GAAP adjustments	(35)	(5)	(208)

Non-GAAP operating expenses	$280	$285	$272

(1)	Amortization expense of acquired intangible assets results primarily from business combinations. These non-cash expenses are fixed and amortized over the estimated useful life of the intangible asset acquired. These expenses generally cannot be changed or influenced by management after the acquisition. Management does not consider these expenses for the purpose of evaluating the performance of the business, its managers or when making decisions to allocate resources. Therefore, such expenses are shown as a non-GAAP adjustment.
(2)	During the first quarter of 2015 as part of our 2015 restructuring plan, we performed a comprehensive review of our processes, businesses and systems in a company-wide effort to improve performance, cut costs, and reduce spending. In the first quarter of 2015, we also decided to change our company name from The NASDAQ OMX Group, Inc., to Nasdaq, Inc., which became effective in the third quarter of 2015. We currently estimate that we will recognize net pre-tax restructuring charges of $196 million, consisting of the rebranding of our trade name, severance, asset impairments, facility-related and other costs. We recognized restructuring charges of $9 million for the three months ended March 31, 2016, $12 million for the three months ended December 31, 2015 and $150 million for the three months ended March 31, 2015. Since the beginning of the program, we have recognized a total of $181 million, with the remaining amount to be recognized through the program completion date of June 2016. Restructuring charges are recorded on restructuring plans that have been committed to by management and are, in part, based upon management’s best estimates of future events. Changes to the estimates may require future adjustments to the restructuring liabilities.
(3)	For the three months ended March 31, 2016 merger and strategic initiatives expense primarily related to our acquisitions of Marketwired and Chi-X Canada as well as costs incurred related to our previously announced pending acquisitions of International Securities Exchange (ISE) and Boardvantage. For the three months ended December 31, 2015, merger and strategic initiatives expense primarily related to certain strategic initiatives and our acquisition of Dorsey, Wright & Associates, LLC.
(4)	In March 2015, we established a loss reserve of $31 million for litigation arising from the Facebook IPO in May 2012, which was recorded in general, administrative and other expense. The reserve was intended to cover the estimated amount of a settlement of class-action litigation initiated on behalf of investors in Facebook common stock on the date of its IPO. The reserve also covered the cost of re-opening Nasdaq’s voluntary accommodation program to allow any Nasdaq member that did not file for compensation in 2013 to submit a claim during the second quarter of 2015, subject to the conditions and limitations that were applicable to claims filed in 2013. The re-opened accommodation program is now closed. During the second half of 2015, we recorded an insurance recovery which offset the loss reserve that was recorded in March 2015. The insurance recovery recognized during the three months ended December 31, 2015 was $26 million.
(5)	We previously recorded receivables for expected VAT refunds based on an approach that had been accepted by the tax authorities in prior years. The tax authorities have since challenged our approach, and the revised position of the tax authorities was upheld in court during the first quarter of 2015. As a result, in the first quarter of 2015, we recorded a charge of $12 million for previously recorded receivables based on the court decision.

Nasdaq, Inc.

Quarterly Key Drivers Detail

(unaudited)

	Three Months Ended
	March 31, 2016	December 31, 2015	March 31, 2015
Market Services
Equity Derivative Trading and Clearing
U.S. Equity Options
Total industry average daily volume (in millions)	15.3	14.4	14.8
Nasdaq PHLX matched market share	16.1%	17.0%	17.6%
The NASDAQ Options Market matched market share	7.1%	7.8%	9.5%
Nasdaq BX Options Market matched market share	0.9%	1.0%	0.7%

Total matched market share executed on Nasdaq’s exchanges	24.1%	25.8%	27.8%
Nasdaq Nordic and Nasdaq Baltic options and futures
Total average daily volume options and futures contracts(1)	452,178	445,660	402,421
Cash Equity Trading
Total U.S.-listed securities
Total industry average daily share volume (in billions)	8.56	7.05	6.92
Matched share volume (in billions)	93.7	82.2	83.1
Matched market share executed on NASDAQ	14.9%	15.2%	16.9%
Matched market share executed on Nasdaq BX	2.0%	2.1%	1.8%
Matched market share executed on Nasdaq PSX	1.0%	0.9%	1.0%

Total matched market share executed on Nasdaq’s exchanges	17.9%	18.2%	19.7%
Market share reported to the FINRA/NASDAQ Trade Reporting Facility	31.9%	32.0%	31.4%

Total market share(2)	49.8%	50.2%	51.1%
Nasdaq Nordic and Nasdaq Baltic securities
Average daily number of equity trades	506,790	388,433	439,938
Total average daily value of shares traded (in billions)	$5.7	$5.0	$5.5
Total market share executed on Nasdaq’s exchanges	62.5%	67.7%	68.8%
Fixed Income, Currency and Commodities Trading and Clearing
Total U.S. Fixed Income
U.S. fixed income notional trading volume (in billions)	$5,968	$5,191	$8,365
Nasdaq Nordic and Nasdaq Baltic fixed income
Total average daily volume fixed income contracts	101,470	105,248	107,031
Nasdaq Commodities
Power contracts cleared (TWh)(3)	420	419	363
Listing Services
Initial public offerings
NASDAQ	10	32	27
Exchanges that comprise Nasdaq Nordic and Nasdaq Baltic	8	22	17
New listings
NASDAQ(4)	47	72	43
Exchanges that comprise Nasdaq Nordic and Nasdaq Baltic(5)	14	26	18
Number of listed companies
NASDAQ(6)	2,852	2,859	2,779
Exchanges that comprise Nasdaq Nordic and Nasdaq Baltic(7)	847	852	804
Information Services
Number of licensed exchange traded products	226	222	187
ETP assets under management (AUM) tracking Nasdaq indexes (in billions)(8)	$105	$114	$105
Technology Solutions
Market Technology
Order intake (in millions)(9)	$22	$116	$40
Total order value (in millions)(10)	$783	$788	$728

(1)	Includes Finnish option contracts traded on EUREX Group.
(2)	Includes transactions executed on NASDAQ’s, Nasdaq BX’s and Nasdaq PSX’s systems plus trades reported through the Financial Industry Regulatory Authority/NASDAQ Trade Reporting Facility.
(3)	Transactions executed on Nasdaq Commodities or OTC and reported for clearing to Nasdaq Commodities measured by Terawatt hours (TWh).
(4)	New listings include IPOs, including those completed on a best efforts basis, issuers that switched from other listing venues, closed-end funds and separately listed exchange traded products, or ETPs.
(5)	New listings include IPOs and represent companies listed on the Nasdaq Nordic and Nasdaq Baltic exchanges and companies on the alternative markets of Nasdaq First North.
(6)	Number of listed companies for NASDAQ at period end, including separately listed ETPs.
(7)	Represents companies listed on the Nasdaq Nordic and Nasdaq Baltic exchanges and companies on the alternative markets of Nasdaq First North at period end.
(8)	Represents assets under management in licensed ETPs.
(9)	Total contract value of orders signed during the period.
(10)	Represents total contract value of orders signed that are yet to be recognized as revenue.